NEWS ANNOUNCEMENT                                                                                                           FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING AND MISSION BROADCASTING TO ACQUIRE
12 TELEVISION STATIONS IN EIGHT MARKETS AND INERGIZE DIGITAL
E-MEDIA OPERATIONS FROM NEWPORT TELEVISION, LLC
FOR $285.5 MILLION IN CASH IN AN ACCRETIVE TRANSACTION

- Nexstar and Mission Secure Commitments for New $645 Million Senior Secured Credit Facilities to Fund Transaction, Refinance $167.4 Million of
Existing Credit Facilities and Repurchase $116.5 Million of
Outstanding 7% Senior Subordinated Notes due 2014 -

IRVING, Texas, July 19, 2012 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today it and Mission Broadcasting, Inc. (“Mission”), entered into definitive agreements to acquire twelve television stations and associated digital sub-channels in eight markets from entities controlled by privately-held Newport Television, LLC (“Newport”) for $285.5 million in a transaction that is expected to be immediately accretive to Nexstar and Mission upon closing. Nexstar will acquire ten stations as well as Newport’s Inergize Digital media operations and Mission will acquire two stations in Little Rock, AR (table below).  Nexstar also announced that it and Mission have secured commitments for new $645 million Senior Secured Credit Facilities comprised of a $570 million Term Loan B due 2019 and a $75 million Revolving Credit Facility due December 2017.  Nexstar management will host a conference call and webcast today at 11:30 a.m. ET (details below) to review details of the transaction and its financing.

The planned acquisition of the Newport stations substantially broadens Nexstar’s local television broadcasting platform with stations that are geographically complementary to and diversify Nexstar’s operating base while also presenting significant financial and operating synergies with the Company’s existing portfolio.  Upon closing, the proposed transaction will increase Nexstar’s portfolio of stations that it owns, operates, programs or to which it provides sales and other services to 67 stations in 40 markets reaching approximately 11.4% of all U.S. television households.

Newport Television Stations to be Acquired by Nexstar Broadcasting Group
	Market	Market Rank	Station	Affiliation
1	Salt Lake City, UT	33	KTVX	ABC
2	Salt Lake City, UT	33	KUCW	CW
3	Memphis, TN	49	WPTY	ABC
4	Memphis, TN	49	WLMT	CW
5	Little Rock, AR*	56	KLRT	FOX
6	Little Rock, AR*	56	KASN	CW
7	Syracuse, NY	84	WSYR	ABC
8	Binghamton, NY	157	WBGH	NBC
9	Binghamton, NY	157	WIVT	ABC
10	Elmira, NY	174	WETM	NBC
11	Jackson, TN	176	WJKT	FOX
12	Watertown, NY	177	WWTI	ABC

* to be acquired by Mission Broadcasting

Inergize Digital is an industry leader offering fully integrated e-Media management solutions on-air, online and for mobile devices.  Inergize has multi-year contracts with approximately 75 stations and other entities outside of the Nexstar platform which Nexstar will assume upon closing.  The Inergize operations will be integrated with Nexstar’s existing e-Media and GoLocal.biz platforms.

In the first year following the closing of the transaction the twelve Newport stations and Inergize are expected to contribute approximately $110 million in incremental net revenue. In 2014, the anticipated second year of the combined operations, Nexstar believes the combined entity will generate approximately $550 million in net revenue.  Giving effect to approximately $19 million in projected synergies, the acquisition is expected to generate approximately $55 million in additional EBITDA (definitions and disclosures regarding non-GAAP financial information are included later in this announcement) and is expected to provide free cash flow accretion in the first year of approximately 45% over the levels expected to be generated by Nexstar’s and Mission’s existing operations.  The purchase price represents a multiple of approximately 5.5 times the average 2011/2012 broadcast cash flow of the acquired stations after giving effect to the anticipated operating improvements and synergies identified by Nexstar.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “The Newport transaction is a transformational event for Nexstar from a strategic and operational standpoint and will bring very significant free cash flow accretion to the Company immediately upon closing.  The acquisition significantly expands our revenue and operating base with stations where we can quickly apply our operating and management disciplines to meaningfully improve their performance which we believe will drive strong cash flow growth.

“The transaction, combined with the planned new Senior Secured Credit Facilities, concludes and fulfills the goals of the strategic review process announced in July 2011 as it adds substantial new value for our shareholders without materially increasing leverage.  Specifically, pro-forma for the completion of the station acquisitions and new credit facilities, Nexstar is projected to generate free cash flow levels approximately 45% higher than we would with our existing operations.  Furthermore, total leverage, following the expected record levels of free cash flow in 2012, will rise by only about a half turn due to this acquisition and is expected to be well below 5.0x at the end of 2013.  The new credit facilities will also afford Nexstar the flexibility to potentially deploy our free cash flow for other shareholder enhancing actions such as share repurchases and/or the initiation of a dividend.

“The Newport stations represent an ideal complement to our existing station portfolio in terms of geographic fit, market size and duopoly presence. The purchase price for the stations is approximately 5.5 times the acquired stations’ average 2011/2012 pro-forma projected cash flow and approximately 5.0 times their 2012 pro-forma projected cash flow.  Under Nexstar’s ownership, the stations’ financial results will benefit from additional retransmission revenues as well as synergistic operating improvements.  We intend to implement our proven strategy of focusing on local programming and effective online marketing solutions across the twelve Newport stations being acquired.  We will also marry best of breed e-Media practices from our existing operations with those of Inergize Digital to deliver fully-integrated digital management solutions to both our stations and our station clients to generate revenue both on-air, online and on mobile devices.”

Mr. Sook concluded, “The transaction announced today again highlights Nexstar’s role in the industry as a leading consolidator of stations in mid-sized markets through accretive transactions.  In the current environment we see further opportunities to optimize our portfolio through strategic acquisitions and divestitures.  In this regard, and reflecting another outcome of the strategic review process, we are in discussions to divest certain stations in smaller, non-core markets to allow us to best maximize the value of our intellectual capital and operating management.”

Nexstar board member Jay Grossman, Managing Partner of ABRY Partners, which funded Nexstar’s formation in 1996 and remains the Company’s largest shareholder with a 52.9% equity interest added, “Over the past year Nexstar conducted an exhaustive review of its assets, operations and the M&A options and strategic alternatives available to maximize shareholder value.  ABRY is a strong advocate of the value the transaction announced today creates for all shareholders.  While we have an intention over time to monetize the value of our Nexstar holdings for our investors, we will be highly disciplined in this regard and sensitive to the interests of other shareholders by pursuing any such monetization strategies in an orderly manner.”

Nexstar and Mission plan to finance the acquisition of the Newport stations with new $645 million Senior Secured Credit Facilities comprised of a $570 million Term Loan B due 2019 and a $75 million Revolving Credit Facility due December 2017.  In addition to financing the Newport transaction, Nexstar intends to use the proceeds of the new facilities to refinance its existing Credit Facilities, including amounts outstanding on its First Lien Revolving Credit Facility and its First Lien Term Loans, and to redeem all of its aggregate outstanding principal amount 7% Senior Subordinated Notes due January 15, 2014 and all of its aggregate outstanding principal amount 7% Senior Subordinated PIK Notes due January 15, 2014.

The new credit facilities are being led by Bank of America Merrill Lynch, UBS Investment Bank and RBC Capital Markets as joint lead arrangers and joint bookrunners.

Completion of the Newport transaction, expected to close in the fourth quarter of 2012, is subject to Federal Communications Commission approval, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions.

Conference Call
Nexstar will host a conference call at 11:30 a.m. ET today to review the Newport station acquisitions and host a question and answer session.  To access the conference call, interested parties may dial 678/374-2331, conference ID 13107058 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Webcast/Presentations” section of Nexstar’s website at www.nexstar.tv.  A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Please call five minutes in advance to ensure that you are connected.  Questions and answers will be taken only from participants on the conference call.  For the webcast, please allow 15 minutes to register, download and install any necessary software.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households.  Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of the proposed Newport Television, LLC transaction Nexstar will own, operate, program or provides sales and other services to 67 television stations and  related digital multicast signals reaching 40 markets or approximately 11.4% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter                                                                           Joseph Jaffoni
Chief Financial Officer                                                                           J C I R
Nexstar Broadcasting Group, Inc.                                                                                     212/835-8500 or nxst@jcir.com
972/373-8800

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